UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
 of the Securities Exchange Act of 1934
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OPGEN, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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708 Quince Orchard Road, Suite 205
Gaithersburg, MD 20878

2016 ANNUAL MEETING OF STOCKHOLDERS
 TO BE HELD ON JUNE 22, 2016

April 29, 2016
Dear Stockholders of OpGen, Inc.:
You are cordially invited to the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of OpGen, Inc. to be held at the offices of Ballard Spahr LLP located at 1909 K Street, NW, Washington, DC 20006 on June 22, 2016, beginning at 11:00 am, local time.
The formal Notice of Annual Meeting of Stockholders and Proxy Statement describing the matters to be acted upon at the Annual Meeting are contained in the following pages.  Stockholders also are entitled to vote on any other matters that properly come before the Annual Meeting.
Your vote is important.  Enclosed is a proxy that will entitle you to vote your shares on the matters to be considered at the Annual Meeting, even if you are unable to attend in person.  Please mark the proxy to indicate your vote, date and sign the proxy and return it in the enclosed envelope as soon as possible for receipt prior to the Annual Meeting, or follow the instructions in the accompanying proxy materials to vote via the internet.  Regardless of the number of shares you own, please be sure you are represented at the Annual Meeting either by attending in person or by returning your proxy or voting on the internet as soon as possible.
On behalf of OpGen, Inc., I thank you for your ongoing interest and investment in our company.
Sincerely,

Evan Jones
 Chairman of the Board and Chief Executive Officer

708 Quince Orchard Road, Suite 205
Gaithersburg, MD 20878
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 22, 2016
April 29, 2016
Dear Stockholders of OpGen, Inc.:
The 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of OpGen, Inc., a Delaware corporation (the “Company”) will be held at the offices of Ballard Spahr LLP located at 1909 K Street, NW, Washington, DC 20006 on June 22, 2016, beginning at 11:00 am local time, for the purpose of considering and voting upon the following:
1.	Election of Directors. The election of the seven directors named in the attached Proxy Statement, to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified.
2.	Approval of a Plan Granting a Stock Option Award to Chief Executive Officer. The approval of a compensatory plan under which a stock option award is made by the Board of Directors outside of the stockholder-approved equity incentive plan to Evan Jones, the Chairman of the Board and Chief Executive Officer of the Company.
3.	Ratification of Appointment of Independent Accounting Firm. Ratification of the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.
4.	Other Matters. The transaction of such other business as may lawfully come before the Annual Meeting or any adjournment(s) thereof.
The Board of Directors is not aware of any other business to come before the Annual Meeting.  Pursuant to the Company’s Amended and Restated Bylaws, the Board of Directors has fixed the close of business on April 27, 2016 as the record date for determination of the stockholders entitled to vote at the Annual Meeting and any adjournments thereof.  Please complete, sign and submit your proxy, which is solicited by the Board of Directors, as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions.  You can ensure that your shares are voted at the Annual Meeting by voting via the internet or by completing, signing and returning the enclosed proxy.  If you do attend the Annual Meeting, you may then withdraw your proxy and vote your shares in person.  In any event, you may revoke your proxy prior to its exercise.  Shares represented by proxies that are returned properly signed but unmarked will be voted in favor of proposals made by us.
This Notice of Annual Meeting of Stockholders, our Proxy Statement, the proxy card and our Annual Report on Form 10-K are available online at:  www.opgen.com.
BY ORDER OF THE BOARD OF DIRECTORS,
Timothy C. Dec
Corporate Secretary

2016 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
TABLE OF CONTENTS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 22, 2016	1
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	5
MANAGEMENT	7
Board of Directors	7
Executive Officers	10
Board and Board Committees	11
Independence of the Board of Directors Members	12
Board Committees	12
Report of the Audit Committee	13
Board Leadership Structure	15
Board Role in Risk Management	16
Section 16(a) Beneficial Ownership Reporting Compliance	17
Code of Ethics	17
Certain Relationships and Related Person Transactions	17
Policies for Approval of Related Person Transactions	20
Communications with the Board of Directors	20
Procedures for Nominating a Director Candidate	20
EXECUTIVE COMPENSATION	21
Summary Compensation Table	21
Outstanding Equity Awards at Fiscal Year End	24
Director Compensation	28
PROPOSALS TO BE ACTED UPON AT THE ANNUAL MEETING	30
PROPOSAL ONE – ELECTION OF DIRECTORS	30
PROPOSAL TWO – APPROVAL OF STOCK OPTION AWARD TO CHIEF EXECUTIVE OFFICER	30
PROPOSAL THREE - RATIFICATION OF INDEPENDENT ACCOUNTING FIRM	31
ANNUAL REPORT TO STOCKHOLDERS	32
OTHER MATTERS	33
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS	33
STOCKHOLDER PROPOSALS	33

i

708 Quince Orchard Road, Suite 205
 Gaithersburg, MD 20878
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 22, 2016
The Notice of Annual Meeting, Proxy Statement and 2015 Annual Report to Stockholders are available at: http://www.pstvote.com/opgen2016

2016 ANNUAL MEETING PROXY STATEMENT
We are making these proxy materials available to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of OpGen, Inc. for the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) and for any adjournment or postponement of the Annual Meeting.  The mailing of these proxy materials commenced on April 29, 2016.
The Annual Meeting will be held at the offices of Ballard Spahr LLP located at 1909 K Street, NW, Washington, DC 20006 on June 22, 2016, beginning at 11:00 am, local time.  In this Proxy Statement, “we,” “us,” “our,” “OpGen” and the “Company” refer to OpGen, Inc.
This Proxy Statement is being made available to you because you own shares of our common stock, par value $0.01 per share, which entitles you to vote at the Annual Meeting.  By use of a proxy, you can vote whether or not you attend the Annual Meeting.  The Proxy Statement describes the matters we would like you to vote on and provides information on those matters.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
What is the purpose of the Annual Meeting?
The purposes of the Annual Meeting are to:
1.            elect the seven nominees for director named in this Proxy Statement;
2.            approve a compensatory plan under which the Board made, outside of the stockholder‑approved equity incentive plan, a stock option award to acquire 766,500 shares of common stock to Evan Jones, the Chairman of the Board and CEO of the Company;
3.            ratify the appointment of CohnReznick LLP as our independent registered public accounting firm for the 2016 fiscal year; and
4.            conduct such other business as may properly come before the Annual Meeting and any adjournment or postponement.
Other than these proposals, the Board is not aware of any other matters to be presented for a vote at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?
Holders of record of our common stock as of the close of business on April 27, 2016, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.  Holders of record of shares of common stock are entitled to vote on all matters brought before the Annual Meeting.
As of the record date, there were 12,581,790 shares of common stock outstanding and entitled to vote on the election of directors and all other matters.  Holders of common stock will vote on all matters as a class.  Holders are entitled to one vote for each share of common stock outstanding as of the record date.
You do not need to attend the Annual Meeting to vote your shares.  Instead, you may vote your shares by marking, signing, dating and returning the enclosed proxy card.
How do I vote?
You may vote in person at the Annual Meeting, vote by proxy through the internet or vote by proxy using the enclosed proxy card.  To vote through the internet, go to http://www.pstvote.com/opgen2016 and complete an electronic proxy card.  You will be asked for the Control Number, which is provided on the enclosed proxy card.
Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy to ensure your vote is counted.  Voting by proxy will not affect your right to attend the Annual Meeting and vote.  If you vote via the internet or properly complete your paper proxy and submit it to us in time, the “proxy” (one of the individuals named on the proxy card) will vote your shares as you have directed.  If you sign the proxy card but do not make specific choices, the proxy will vote your shares as recommended by the Board and, as to any other matters properly brought before the Annual Meeting, in the sole discretion of the proxy.
What are the recommendations of the Board?
The Board recommends that you vote:
1.            “FOR” the election of all nominees for director named in this Proxy Statement;
2.            “FOR” the approval of the stock option award to acquire 766,500 shares of common stock made by the Board outside of the stockholder-approved equity incentive plan to Evan Jones, the Chairman of the Board and CEO of the Company; and
3.            “FOR” the ratification of the appointment of CohnReznick LLP as our independent registered public accounting firm for the 2016 fiscal year.
The Board knows of no matters that are likely to be brought before the Annual Meeting .  If any other matters properly come before the Annual Meeting, the proxy will be authorized to vote or otherwise act in his discretion on those matters.

What constitutes a quorum at the Annual Meeting?
The presence in person or by proxy of the holders of a majority of the outstanding common stock is necessary to constitute a quorum at the Annual Meeting.  As of April 27, 2016, the record date of the Annual Meeting, there were 12,581,790 shares of our common stock outstanding, representing the same number of votes.  Accordingly, the presence of the holders of at least 6,290,896 shares of our common stock will be required to establish a quorum.  Both abstentions and broker non-votes, if any, are counted as present for determining the presence of a quorum.
What vote is required to approve each proposal?
Proposal 1: Election of Directors.  The nominees for election as directors at the Annual Meeting will be elected by the vote of a plurality of the shares of our common stock entitled to vote on the election, represented in person or by proxy at the Annual Meeting.  This means the director nominees receiving the highest number of affirmative votes will be elected as directors.  Votes withheld from a director nominee will have no effect on the election of the director from whom votes are withheld.
Proposal 2: Approval of Stock Option Award to Chairman of the Board and CEO.  The approval of the stock option award to acquire 766,500 shares of common stock made by the Board of Directors outside of the stockholder-approved equity incentive plan to Evan Jones, the Chairman of the Board and Chief Executive Officer of the Company requires the affirmative vote of a majority of the votes cast by all stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.
Proposal 3: Ratification of CohnReznick LLP’s Appointment:  The ratification of the appointment of CohnReznick LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast by all stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.  If the selection of CohnReznick LLP as our independent registered public accounting firm is not ratified, the Audit Committee of the Board will reconsider its selection.
What is the effect of abstentions and broker non-votes?
An ‘‘abstention’’ occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter or attends the Annual Meeting and elects not to vote or fails to cast a ballot.  Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have approved the stock option award to acquire 766,500 shares of our common stock made to the Chairman of the Board and Chief Executive Officer or ratified the appointment of CohnReznick LLP as our independent registered public accounting firm for the 2016 fiscal year.  However, because the election of directors is determined by a plurality of the votes cast, abstentions will not be counted in determining the outcome of such proposal.
A “broker non-vote” occurs when a broker has not received voting instructions from the beneficial owner and the broker does not have discretionary authority to vote the shares because the proposal is non-routine.  Brokers do not have discretionary authority to vote on the election of directors.  Accordingly, brokers who do not receive instructions from the beneficial owner will be entitled to vote on the ratification of CohnReznick LLP’s appointment as our independent registered public accounting firm for the 2016 fiscal year, but not on the election of directors or approval of the stock option award to the Chairman of the Board and Chief Executive Officer.

May I change my vote?
You may change your proxy instructions or revoke your proxy at any time prior to the vote at the Annual Meeting.  For shares held directly in your name, you may accomplish this by: (a) delivering a written notice of revocation to the Secretary of the Company or the Secretary’s designated agent bearing a later date than the proxy being revoked, (b) signing and delivering a later dated written proxy relating to the same shares, or (c) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).  For shares held in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee.
Who is paying for this proxy solicitation?
We are paying for this proxy solicitation.  Our officers and other regular employees may solicit proxies by mail, in person or by telephone or telecopy.  These officers and other regular employees will not receive additional compensation.  The Company has not retained a third party proxy solicitor for the Annual Meeting.  We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses incurred in sending the proxy materials to beneficial owners of the shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The number of shares of the Company’s common stock outstanding at the close of business on March 31, 2016 was 12,576,306 shares.  The following table sets forth the beneficial ownership of the Company’s common stock as of March 31, 2016 by each Company director, director nominee and named executive officer, by all directors and executive officers as a group, and by each person who owned of record, or was known to own beneficially, more than 5% of the outstanding shares of our common stock.  Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options and warrants currently exercisable or exercisable within 60 days after March 31, 2016 are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  To the knowledge of the directors and executive officers of the Company, as of March 31, 2016, there are no persons and/or companies who or which beneficially own, directly or indirectly, shares representing more than 5% of the voting rights attached to all outstanding shares of the Company, other than as set forth below.  Unless otherwise indicated, the address of each beneficial owner listed below is c/o OpGen, Inc., 708 Quince Orchard Road, Suite 205, Gaithersburg, MD 20878.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percentage of Outstanding Common Shares
5% Stockholders
jVen Capital, LLC (1)	3,458,908	26.40%
11009 Cripplegate Road Potomac, MD 20854
Versant Ventures III, LLC (2)	3,034,373	23.24%
One Sansome Street Suite 3630 San Francisco, CA 94104
Harris and Harris Group, Inc. (3)	1,741,835	13.49%
1450 Broadway Floor 24 New York, NY 10018
Merck Global Health Innovation Fund, LLC (4)	1,479,022	11.76%
One Merck Drive 2W116 Whitehouse Station, NJ 08889
Directors and Executive Officers
Evan Jones (5)	3,751,568	28.28%
Brian G. Atwood (6)	3,034,373	23.24%
Harry D’Andrea	-	-
Timothy J.R. Harris, Ph.D., D.Sc. (7)	28,583	*
Timothy F. Howe (8)	408,155	3.24%
Laurence R. McCarthy, Ph.D. (9)	27,002	*
David M. Rubin, Ph.D. (10)	-	-
Misti Ushio, Ph.D.	-	-
Kevin Krenitsky, M.D. (11)	111,934	*
Timothy C. Dec (12)	36,580	*
All Directors and Executive Officers as a group (13 individuals) (13)	7,468,813	53.27%
_____________________
* Constitutes less than 1%

(1)	Consists of (i) 2,931,287 shares of common stock, and (ii) currently exercisable warrants to acquire an additional 527,621 shares of common stock.
(2)
Consists of (i) 2,539,214 and 14,997 shares of common stock beneficially owned by Versant Venture Capital III, L.P. (“Versant Capital III”) and Versant Side Fund III, L.P. (“Versant SF III”), respectively, and (ii) currently exercisable warrants to acquire an additional 477,342 and 2,820 shares of common stock owned by Versant Capital III and Versant SF III, respectively. Versant Ventures III, LLC is the sole general partner of Versant Capital III and Versant SF III.

(3)	Consists of (i) 1,409,796 shares of common stock, and (ii) currently exercisable warrants to acquire an additional 332,039 shares of common stock.
(4)	Consists of 1,479,022 shares of common stock.
(5)
Consists of (i) 2,931,287 shares of common stock and currently exercisable warrants to acquire an additional 527,621 shares of common stock beneficially owned by jVen Capital, LLC, (ii) 131,156 shares of common stock and currently exercisable warrants to acquire an additional 20,841 shares of common stock owned by Mr. Jones’ spouse, and (iii) stock options to purchase 140,663 shares of common stock that are currently vested or that will become vested within 60 days. Mr. Jones is a managing member of jVen Capital, LLC and has voting and investment authority over the shares owned by that entity (see footnote 1 above).   Does not include the stock option award made to Mr. Jones on April 28, 2016 to acquire 766,500 shares of common stock that is subject to the approval by stockholders at the Annual Meeting.

(6)
Consists of (i) 2,539,214 and 14,997 shares of common stock beneficially owned by Versant Capital III and Versant SF III, respectively, and (ii) currently exercisable warrants to purchase an additional 477,342 and 2,820 shares of common stock beneficially owned by Versant Capital III and Versant SF III, respectively. Mr. Atwood is a Managing Director of Versant Ventures III, LLC, the sole general partner of Versant Capital III and Versant SF III. Mr. Atwood has shared voting and investment authority over the shares owned by those entities (see footnote 2 above).

(7)
Consists of (i) 6,400 shares of common stock, (ii) currently exercisable warrants to acquire an additional 6,400 shares of common stock, and (iii) stock options to purchase 15,783 shares of common stock that are currently vested or that will become vested within 60 days.

(8)
Consists of (i) 357,173 and 31,155 shares of common stock beneficially owned by CHL Medical Partners III, L.P. (“CHL Medical III”) and CHL Medical Partners III Side Fund, L.P. (“CHL Medical SF”), respectively, and (ii) currently exercisable warrants to acquire an additional 18,215 and 1,610 shares of common stock beneficially owned by CHL Medical III and CHL Medical SF, respectively. Mr. Howe is an officer of the general partner of CHL Medical III and CHL Medical SF and has shared voting and investment authority over the shares owned by those entities.

(9)	Consists of stock options to purchase 27,002 shares of common stock that are currently vested or that will become vested within 60 days.
(10)	Dr. Rubin is managing director of, but does not have or share voting power over the shares of our common stock owned by Merck Global Health Innovation Fund, LLC.
(11)
Consists of (i) 8,334 shares of common stock, (ii) currently exercisable warrants to acquire an additional 8,334 shares of common stock, and (iii) stock options to purchase 95,266 shares of common stock that will become vested within 60 days.

(12)
Consists of (i) 4,000 shares of common stock, (ii) currently exercisable warrants to acquire an additional 4,000 shares of common stock, and (iii) stock options to purchase 28,580 shares of common stock that are currently vested or that will become vested within 60 days.

(13)
In addition to the beneficial ownership described in footnotes (5) through (12), includes stock options to purchase 70,618 shares of common stock that are currently vested or that will become vested within 60 days.

MANAGEMENT
Executive officers of the Company are elected by the Board, and serve for a term of one year and until their successors have been elected and qualified or until their earlier resignation or removal by the Board. There are no family relationships among any of the directors and executive officers of the Company. None of the executive officers or directors has been involved in any legal proceedings of the type requiring disclosure by the Company during the past five years.  Further, there is no arrangement or understanding between any director and the Company pursuant to which he or she was selected as a director.
The following table sets forth the names and ages of all directors, director nominees and executive officers of the Company and their respective positions with the Company as of the date of this Proxy Statement:
Name	Age	Position
Directors
Evan Jones	59	Chief Executive Officer, Director and Chairman of the Board
Brian G. Atwood	63	Director
Harry J. D’Andrea	60	Director
Timothy J.R. Harris, Ph.D., D.Sc.	65	Director
Timothy F. Howe	58	Director
Laurence R. McCarthy, Ph.D.	71	Director
David M. Rubin, Ph.D.	51	Director
Misti Ushio, Ph.D.	44	Director
Other Executive Officers
Timothy C. Dec	57	Chief Financial Officer and Corporate Secretary
Kevin Krenitsky, M.D.	49	President
Geoffrey McKinley	64	Senior Vice President of R&D and Business Development
Vadim Sapiro	45	Chief Information Officer
G. Terrance Walker	56	Senior Vice President, Research and Development

Board of Directors
The following information summarizes, for each of our directors, his or her principal occupations and other public company directorships for at least the last five years and information regarding the specific experiences, qualifications, attributes and skills of such director:
Evan Jones.  Mr. Jones has served as our Chief Executive Officer since October 2013 and as Chairman of our Board since September 2010.  He served as our President from October 2013 until April 2015.  Since 2007, Mr. Jones has served as managing member of jVen Capital, LLC, a life sciences investment company.  Previously, he co-founded Digene Corporation, a publicly traded biotechnology company focused on women’s health and molecular diagnostic testing that was sold to Qiagen N.V. (NASDAQ: QGEN) in 2007.  He served as chairman of Digene’s board of directors from 1995 to 2007, as Digene’s chief executive officer from 1990 to 2006, and as Digene’s president from 1990 to 1999.  Mr. Jones currently serves on the board of directors of Fluidigm Corporation (NASDAQ: FLDM), a technology company that develops, manufactures and markets microfluidic systems in the life science and agricultural biotechnology industries, since March 2011, Foundation Medicine, Inc. (NASDAQ: FMI), a cancer testing molecular informatics company, since January 2013, and Veracyte, Inc. (NASDAQ: VCYT), a molecular cytology company, since 2008.  Mr. Jones received a B.A. from the University of Colorado and an M.B.A. from The Wharton School at the University of Pennsylvania.  We believe that Mr. Jones’ qualifications to serve as CEO of the Company and as Chairman of our Board include his extensive experience in the molecular diagnostic testing industry, including as chief executive officer of a public company focused on molecular diagnostic testing, as well as his service as a board member with other public and private companies and Vice Chair of the board at Children's National Medical Center in Washington, D.C.  The Board believes that Mr. Jones’ more than 30 years’ leadership experience in the life science and healthcare industries, his extensive board experience at privately held, publicly traded companies and nonprofit healthcare institutions, and his investment expertise, coupled with his deep understanding of our technologies, product candidates, market and history make him an essential contributor to our Board, including his service as Chairman of the Board.

Brian G. Atwood.  Mr. Atwood has been a director of OpGen since July 2007 and is currently Chair of our Audit Committee.  Mr. Atwood co-founded Cell Design Labs, Inc., a privately held company focused on developing human cell engineering technology, and has served as its President and Chief Executive Officer since July 2015. Mr. Atwood is also a Managing Director and was a co-founder of Versant Ventures.  He also has more than fifteen years of operating experience in the biotechnology industry, with emphasis on therapeutic products, devices, diagnostics, and research instrumentation. Prior to launching his career in venture capital, Mr. Atwood was founder, President, and CEO of Glycomed Incorporated, a publicly traded biotechnology company.  Prior to Glycomed, he co-founded and served as director of Perkin Elmer/Cetus Instruments, a joint venture for robotics automation and genomics research instruments and products later acquired by Perkin Elmer.  He currently serves as a board member at the private companies PhaseRx, Inc., and Atreca, Inc., as well as the public companies, Clovis Oncology, Inc. (NASDAQ: CLVS), Immune Design (NASDAQ: IMDZ), and Veracyte, Inc. (NASDAQ: VCYT). Mr. Atwood received a B.S. in Biological Sciences from the University of California, Irvine; an M.S. from the University of California, Davis, and an M.B.A. from Harvard Business School. Mr. Atwood's extensive biotechnology, bioinformatics and investing experience, and his familiarity with both publicly traded and privately held companies in our industry, position him to provide valuable insight and make substantial contributions to our Board and Audit Committee.
Harry J. D’Andrea.  Mr. D’Andrea joined the Board in April 2016.  Mr. D’Andrea is managing general partner of Valhalla Partners, a venture capital firm, a position he has held since January 2012.  He previously served as administrative general partner of Valhalla Partners since June 2002, and was a co-founder of Valhalla Partners in 2002.  From June 1999 to February 2002, Mr. D’Andrea was Chief Financial Officer of Advanced Switching Communications, Inc., a Nasdaq-listed company that completed its IPO in October 2000.  Prior thereto from 1989 to 1999 he held senior financial positions with a number of privately held and public companies.  Mr. D’Andrea is currently a director of four privately held companies and has served on the boards of two publicly traded companies in the past.  He received his B.A. in Foreign Service from The Pennsylvania State University in 1978 and his MBA from Drexel University in 1980.  The Board believes that Mr. D’Andrea’s qualifications, attributes and skills for service on our Board and Audit Committee include his experience as a managing general partner of a venture fund, his board experience, his extensive experience in senior financial positions, including serving as a chief financial officer of three publicly traded companies, and his qualification as a financial expert.
Timothy J.R. Harris, Ph.D., D.Sc.  Dr. Harris was elected as a director of OpGen in April 2015. Dr. Harris is a molecular biologist and biochemist and an executive with over thirty-two years of experience. He is currently a venture partner of SV Life Sciences, a position he has held since March 2016.  He previously served as the Senior Vice President for Precision Medicine at Biogen Idec Inc. (NASDAQ: BIIB) from March 2015 until February 2016.  Prior to such position, he was Senior Vice President for Translational Medicine and Technology at Biogen Idec from June 2011 to February 2015. Before joining Biogen Idec he was the Chief Technology Officer and Director of the Advanced Technology Program at SAIC-Frederick, Inc. in Maryland from January 2007 to June 2011.   His professional experience includes senior executive positions at a number of companies, including Novasite Pharmaceuticals, where he has served as President and Chief Executive Officer from January 2005 to September 2006. Dr. Harris founded SGX Pharmaceuticals, Inc. (formerly Structural GenomiX Inc.) (SGX) in 1999. Before founding SGX, Dr. Harris was Senior Vice President, Research and Development at Axys Pharmaceuticals Inc. (formerly Sequana Therapeutics Inc.).  Dr. Harris received a Ph.D. and M.S. in General Virology and a B.Sc. in Biochemistry from the University of Birmingham in England and has an honorary doctorate (D.Sc.) from the University of Birmingham, UK awarded in July 2010. Dr. Harris serves on the board of directors of BG Medicine, Inc.  Dr. Harris brings the following qualifications and skills to his service on the Board—his extensive executive officer experience at publicly held and privately owned pharmaceutical and biotechnology companies, and his scientific experience, coupled with his familiarity with, and contributions to, OpGen from his service on the Clinical and Scientific Advisory Board from May 2011 to May 2015.
Timothy F. Howe.  Mr. Howe has been a director of OpGen since July 2013. Mr. Howe is a partner and co‑founder of Collinson Howe Venture Partners, Inc. (“CHVP”), the predecessor firm to CHL Medical Partners.  Prior to co-founding CHVP in 1990, Mr. Howe was a Partner at Schroder Ventures in the United States, responsible for co-managing several venture capital and private equity funds since joining Schroder Ventures in 1984. Mr. Howe is currently a board member of Ella Health, Inc. Mr. Howe is a graduate of Columbia College and the Columbia Graduate School of Business, where he has also been an Adjunct Assistant Professor, teaching venture capital management. The Board believes that Mr. Howe’s qualifications, attributes and skills for service on our Board and Audit Committee included his experience with venture-backed companies, his corporate governance experience and venture capital management experience.

Laurence R. McCarthy, Ph.D.  Dr. McCarthy has been a director of OpGen since July 2013. Dr. McCarthy joined Ampersand Capital Partners in 2007 as an Operating Partner and serves as a Director of Dynex Technologies, Inc.  He has served as Executive Chairman of Bako Pathology Services, Executive Chairman of Viracor-IBT, Executive Chairman of PrimeraDx, and as a member of the board of directors of Magellan Diagnostics, Inc. and Genoptix, Inc. (GXDX), and as the President and CEO, through 2004, and later as Chairman and Chief Technology Officer, of Focus Diagnostics, Inc. until its acquisition by Quest Diagnostics Incorporated in 2006. Prior to Focus Diagnostics, Dr. McCarthy served in various positions at Boehringer Mannheim GmbH and Becton Dickinson & Co. He holds a Ph.D. in Microbiology from the University of New Hampshire and served on the faculties of Johns Hopkins, the University of North Carolina and Cornell University. Dr. McCarthy's greater than 40 years' experience in healthcare, his background in building and growing companies in biotechnology, microbiology, laboratory services and healthcare industries, his technical expertise in infectious disease, as well as his senior management experience, faculty positions and board service at diagnostic and infectious disease-focused companies and academic institutions allow him to play an integral role as a member of our Board, Compensation Committee and Compliance Committee, of which he is the Chair. His experience in many biotechnology and life science companies gives him an understanding and appreciation of the many regulatory and developmental issues confronting diagnostic laboratory and biotechnology companies. He also served on our Scientific and Clinical Advisory Board from July 2013 until May 2015.
David M. Rubin, Ph.D.  Dr. Rubin is currently a managing director at Merck Global Health Innovation, LLC (“Merck GHI”), where he is responsible for identifying investment opportunities in emerging health care solutions and services, with a particular emphasis on solutions for personalized medicine and point of care diagnostics. Prior to joining Merck GHI, Dr. Rubin managed Merck & Co.’s efforts in MRL Oncology.  Dr. Rubin joined Merck in 2007 from Cognia Corporation, where he was the president and chief executive officer. Previously, Dr. Rubin was at The Wilkerson Group/IBM Global Services. In addition, Dr. Rubin previously founded and ran a venture-backed research and development software and content products company. Dr. Rubin previously served on the board of VirtualScopics, Inc. (NASDAQ: VSCP) from 2012 through 2014. Dr. Rubin currently serves on the boards of directors of Daktari Diagnostics, Inc., Electrocore Medical, LLC, Navigating Cancer, Inc. and Prophecy Inc.  Dr. Rubin was a National Institute of Health and American Cancer Society post-doctoral fellow at Harvard Medical School.  Dr. Rubin also received training in post‑graduate business at Harvard University. Dr. Rubin holds a Ph.D. from Temple University in Molecular Biology and a B.A. from SUNY Binghamton in Biology.  Dr. Rubin's extensive background working with precision medicine and diagnostic companies, his investing experience, his current executive position with Merck GHI and scientific background make Dr. Rubin a valuable contributor to the Board and the Audit Committee of the Board.
Misti Ushio, Ph.D.  Dr. Ushio has been a director of OpGen since March 2012. Dr. Ushio is the co-founding chief executive officer and a director of TARA Biosystems, a position she has held since February 2016.  Prior thereto, she was Chief Strategy Officer and a Managing Director at Harris & Harris Group, Inc. from May 2007 to February 2016.  Prior to joining Harris & Harris, Dr. Ushio worked at Merck & Co. (NYSE: MRK) for over ten years in bioprocess research & development, and was a Technology Licensing Officer at Columbia University. Dr. Ushio currently serves or has served on the boards of Accelerator-NYC, AgBiome, Enumeral Biomedical, Lodo Therapeutics, Petra Pharma, Senova Systems and SynGlyco.  Dr. Ushio holds a B.S. in Chemical Engineering from Johns Hopkins University, an M.S. in Chemical Engineering from Lehigh University, and a Ph.D. in Biochemical Engineering from University College London. Dr. Ushio's board, management and operational leadership experience, her familiarity with both private and publicly traded companies in our industry and her scientific background make Dr. Ushio a valuable contributor to our Board and to our Compensation Committee, of which she is Chair.

Executive Officers
Evan Jones.  See above under “Board of Directors.”
Timothy C. Dec.  Mr. Dec joined OpGen as our interim Chief Financial Officer in April 2015 and became our Chief Financial Officer in May 2015.  Prior to joining OpGen, Mr. Dec served as Senior Vice President and Chief Financial Officer for Clubwidesports, LLC, a start-up sports management software company, from January 2014 to April 2015. From December 2012 to the present, Mr. Dec is an adjunct professor at Mount St. Mary’s University, where he teaches M.B.A. courses in Finance. From August 2007 to December 2012, Mr. Dec served as Senior Vice President and Chief Financial Officer of Fortress International Group, Inc., a publicly traded company. Mr. Dec has served in chief financial officer or other senior financial executive roles at companies in a number of industries from September 1986 through August 2007, including three publicly traded companies listed on NASDAQ or AMEX, such as Corvis Corporation, and with private equity-backed companies. Mr. Dec also has public accounting firm experience. Mr. Dec received his B.S. in Accounting from Mount St. Mary’s University and an M.B.A. from American University.
Kevin Krenitsky, M.D.  Dr. Krenitsky joined OpGen as our President in April 2015. Prior to joining OpGen, he served as Chief Operating Officer of Foundation Medicine, Inc. (NASDAQ: FMI) from June 2011 to January 2013, as Foundation Medicine’s Chief Commercial Officer and Senior Vice President, International Strategy from January 2013 to December 2014, and as a consultant to Foundation Medicine until April 2015. Prior to Foundation Medicine, Dr. Krenitsky was President of Enzo Clinical Labs, Inc., from March 2009 to June 2011.  Before his employment at Enzo Clinical Labs, he was the Chief Executive Officer of BioServe Biotechnologies, Ltd., a global biotechnology company specializing in processing genetic diagnostic tests, from 2007 to February 2009. From 2005 to 2006, he was the interim Chief Executive Officer of Parkway Clinical Laboratories Inc., a clinical diagnostic lab providing comprehensive routine and esoteric testing. Dr. Krenitsky received a B.S. in Business Management from the University of Scranton and an M.D. from Jefferson Medical College.
Geoffrey A. McKinley, Ph.D.  Dr. McKinley joined OpGen as Senior Vice President of R&D and Business Development in July 2015 when OpGen acquired AdvanDx, Inc.  At AdvanDx, Dr. McKinley was Senior Vice President of R&D and Business Development responsible for R&D strategy and new product development plan from November 2014 until July 2015.  Prior to AdvanDx, Dr. McKinley was Chief Science Officer at DxNA, Inc. from December 2013 to October 2014.  Prior to DxNA, Dr. McKinley was Senior Vice President of Research & Development at GenturaDx, Inc. from June 2011 to July 2013.  Dr. McKinley was employed by Osmetech plc (LSE:OMH) (currently GenMark Diagnostics, Inc. NASDAQ:GNMK) from 2004 to June 2011 and served as its Vice President of Molecular Diagnostics Research & Development and Business Development.  From 1994 to 2004, Dr. McKinley served in senior R&D and business development positions with life sciences companies.  Dr. McKinley is an author on 12 U.S. patents.  He received his B.S. from Grove City College in 1973 and received his Ph.D. from Colorado State University in 1979.

Vadim Sapiro.  Mr. Sapiro joined OpGen in December 2011 as Chief Information Officer. Mr. Sapiro is responsible for leading the development of the Company's bioinformatics applications, software, databases and information technology operations. Prior to joining OpGen, Mr. Sapiro was Senior Vice President at SAIC-Frederick from June 2008 to December 2011, overseeing the Information Systems Program for the National Cancer Institute at SAIC-Frederick. Prior to SAIC-Frederick, from July 1999 to May 2008, Mr. Sapiro was Vice President for Information Technology with the J. Craig Venter Institute. Mr. Sapiro holds a B.S. in Mathematics and Computer Science from the University of Maryland.
G. Terrance Walker, Ph.D.  Dr. Walker joined OpGen in June 2013 as Vice President, Research and Development and was promoted to Senior Vice President, Research and Development in October 2014. Dr. Walker's responsibilities include leading the development of genomic technologies and new products supporting molecular diagnostics for infectious diseases. Prior to joining OpGen, Dr. Walker held senior R&D leadership roles at Pfizer Inc. (NYSE: PFE), from January 2011 to April 2012, at Duke University and The Biomarker Factory, from February 2009 to December 2010, at GlaxoSmithKline plc (NYSE: GSK), from January 2001 to September 2009, and at Becton, Dickinson and Company (NYSE: BDX), from March 1998 to December 2000. Dr. Walker received his Ph.D. in Biophysical Chemistry from the University of Rochester with postdoctoral training in Biophysical Chemistry at the University of California, Berkeley.
Board and Board Committees
The Company’s Bylaws provide that the Board of Directors, by resolution adopted by a majority of the whole Board, may designate one or more other committees, with each such committee to consist of two or more directors. The Board consists of seven members.  The Board of Directors annually elects from its members the Audit, Compensation and Compliance Committees. The Board may also from time to time appoint ad hoc committees. At the current time the Board has not appointed a Nominating and Corporate Governance Committee.  The Board believes the nominating and corporate governance responsibilities are best handled at this time by the full Board given the relatively small size of the Board and it status as a newly public reporting company.
The Board of Directors held twelve meetings in 2015. Each director attended at least 75% of the aggregate of all meetings of the Board and the Committees on which each such director served in 2015. The Board of Directors encourages all directors to attend the Company’s Annual Meeting of Shareholders. The Annual Meeting will be the first annual meeting of our stockholders.

Each of the standing Committees of the Board of Directors operates pursuant to a written Committee Charter. Copies of these Charters can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s website, www.opgen.com.

Independence of the Board of Directors

The Board currently consists of Messrs. Atwood, D’Andrea, Howe and Jones and Drs. Harris, McCarthy, Rubin and Ushio. The members of the Committees of the Board of Directors are as follows:
Name	Audit Committee (1)	Compensation Committee	Compliance Committee
Evan Jones
Brian G. Atwood	Chair
Timothy J.R. Harris		X	X
Timothy F. Howe	X	X
Laurence R. McCarthy		X	Chair
David M. Rubin	X
Misti Ushio		Chair	X
____________________
(1)	Mr. D’Andrea was elected to the Board and the Audit Committee on April 29, 2016. He did not serve on any Committee during 2015.

Independence of the Board of Directors Members
The Company defines “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ listing standards. For 2015, Messrs. Atwood and Howe and Drs. Harris, McCarthy, Rubin and Ushio qualified as independent and none of them has any material relationship with the Company that might interfere with his or her exercise of independent judgment.
Board Committees
Audit Committee: Messrs. Atwood, D’Andrea and Howe and Dr. Rubin serve on the Audit Committee, which is chaired by Mr. Atwood. Our Board has determined that each member of the Audit Committee is "independent" and "financially literate" for Audit Committee purposes as such terms are defined in the rules of the Securities and Exchange Commission (“SEC”) and the applicable NASDAQ Stock Market rules. No Audit Committee member is currently identified as an "audit committee financial expert" as defined in the rules of the SEC because we believe each member of the audit Committee brings different financial literacy skills to the Committee and  we have no current need for one designated expert.
The Audit Committee held eight meetings in 2015.  A majority of the members attended each meeting in person or by telephone. Pursuant to its charter, the responsibilities of the Audit Committee include:
•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing the audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;
•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•	reviewing the Company's periodic reports to be filed with the SEC;
•	recommending, based upon the Audit Committee's review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;
•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;
•	overseeing our compliance with applicable legal and regulatory requirements;
•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and
•	reviewing quarterly earnings releases.
The following constitutes the report the Audit Committee has made to the Board with respect to the 2015 financial statements:
Report of the Audit Committee
March 31, 2016
To the Board of Directors of OpGen, Inc.
Management is responsible for our internal controls and the financial reporting process.  The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report on our financial statements.  Our responsibility is to monitor and oversee those processes.  We hereby report to the Board that, in connection with the financial statements for the year ended December 31, 2015, we have:
•	reviewed and discussed the audited financial statements with management and our independent registered public accounting firm;
•	approved the appointment of our independent registered public accounting firm;
•	reviewed and discussed with our independent registered public accounting firm the matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 16, as amended, “Communication with Audit Committees;” and
•	received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with our independent registered public accounting firm its independence.

Based on the discussions and our review discussed above, we recommended to the Board that the audited financial statements be included in the Company’s 2015 Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
Respectfully submitted,
The Audit Committee of OpGen, Inc.
Brian G. Atwood, Chair
Timothy Howe, Member
David M. Rubin, Member

Compensation Committee:  The Company’s Compensation Committee is comprised of Drs. Harris, McCarthy and Ushio, each of whom is an independent director.  Mr. Howe also served on our Compensation Committee during 2015.  Dr. Ushio chairs our Compensation Committee.  The Compensation Committee held three meetings during 2015.  Pursuant to its charter, the duties of the Compensation Committee include:
•	annually reviewing and recommending to our Board corporate goals and objectives, and determining the achievement thereof, relevant to the compensation of our Chief Executive Officer and other executive officers;
•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and recommending to our Board the compensation of our Chief Executive Officer;
•	determining, or reviewing and recommending to our Board for approval, the compensation of our other executive officers;
•	reviewing and establishing our overall management compensation philosophy and policy;
•	overseeing and administering our compensation and similar plans;
•	evaluating and assessing potential current compensation advisors in accordance with the independence standards identified in the applicable NASDAQ Stock Market rules;
•	retaining and approving the compensation of any compensation advisors;
•	reviewing and approving, or reviewing and recommending to our Board for approval, our policies and procedures for the grant of equity-based awards;
•	determining or reviewing and making recommendations to our Board with respect to director compensation;
•	preparing the compensation committee report required by SEC rules to be included in our annual proxy statement;
•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K; and

•	reviewing and discussing with our Board corporate succession plans for the Chief Executive Officer and other key officers.
The Compensation Committee has authority to retain such compensation consultants, outside counsel and other advisors as the Compensation Committee in its sole discretion deems appropriate.  In July 2015, the Compensation Committee retained Radford, an Aon Hewitt Company to assist the Compensation Committee in (1) developing a peer group of companies used to conduct its executive compensation assessment and evaluate its compensation philosophy, (2) reviewing and providing recommendations regarding the Company’s executive compensation program, including cash and equity compensation, and (3) providing recommendations and information regarding non-executive equity and cash compensation processes.  The Compensation Committee, after evaluation of all applicable information, has determined that Radford is independent of the Company and its management.
The Compensation Committee also has the authority and responsibility: (1) to review the fees paid to non-employee directors for service on the Board and its committees, and make recommendations to the Board with respect thereto; and (2) to review the Company’s incentive compensation and other stock-based plans and recommend changes in such plans to the Board as needed.  The policy regarding compensation paid to non-employee directors is described in this Proxy Statement and posted on our website.
Compliance Committee.  The Compliance Committee, which was formed in September 2015, consists of Drs. Harris, McCarthy and Ushio, each of whom meets the NASDAQ listing standards for independence.  Dr. McCarthy chairs our Compliance Committee.  Pursuant to its charter, the duties of the Compliance Committee include:
•	overseeing the Company’s implementation of compliance programs, policies and procedures that are designed to respond to the various compliance, legal and regulatory risks facing the Company;
•	assisting the Audit Committee in fulfilling the Audit Committee’s oversight responsibility for the Company’s risk assessment and risk management activities relating to the integrity of the Company’s financial statements; and
•	performing any other duties as directed by the Board.
The Compliance Committee’s responsibilities are limited to oversight of the Company’s non‑financial compliance matters, including the Company’s overall compliance programs, policies and procedures, significant legal or regulatory compliance exposures and material reports to or inquiries from government or regulatory agencies.  The Audit Committee retains sole oversight over matters of financial compliance including auditing, financial planning and disclosures to investors.
The Compliance Committee held one meeting in 2015.
Board Leadership Structure
Our Board leadership structure consists of a Chairman of the Board who is also our Chief Executive Officer. Our Board assesses this leadership structure on an annual basis to ensure the interests of the Company and its stockholders are best served.  Both the Chairman and the Chief Executive Officer positions are currently held by Evan Jones. Our Board has determined that its current structure, with combined Chairman and Chief Executive Officer roles is in the best interests of the Company and its stockholders at this time. A number of factors support the leadership structure chosen by the Board, including, among other:

•	Mr. Jones’ long term involvement with the Company has given him extensive knowledge and unique insights into the Company’s business and risks, its industries and its customers, including leading the Company through a change in business focus in 2014 and 2015;
•	Mr. Jones involvement in the day-to-day operations of the Company positions him to elevate the most critical business issues for consideration by the Board;
•	the Board's belief that having Mr. Jones serve in both capacities allows him to more effectively execute the Company’s strategic initiatives and business plans and confront its challenges, particularly given the relatively small number of employees;
•	the Board’s understanding that a combined Chairman of the Board and CEO structure provides the Company with decisive and effective leadership with clearer accountability to our stockholders and customers; and
•	the Board’s view that splitting the roles would potentially make our management and governance processes less effective through undesirable duplication of work and possibly lead to blurring of clear lines of accountability and responsibility.
Board Role in Risk Management
Our Board oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board addresses the principal risks associated with those operations and corporate functions. In addition, our Board reviews the risks associated with our Company's business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.
Each of our Board committees also oversees the management of our risk that falls within the committee's areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified financial statement-related risks and reporting the same to the Audit Committee. In connection with its risk management role, our Audit Committee meets privately with representatives from our independent registered public accounting firm, and privately with our Chief Financial Officer. The Audit Committee oversees the operation of our risk management program, including the identification of the principal risks associated with our business and periodic updates to such risks, and reports to our Board regarding these activities.
The Compliance Committee oversees the management of our operational and business risks, with particular emphasis on the operational, healthcare and regulatory risks and compliance needs of the organization.  Our Chief Compliance Officer is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified operationally, healthcare and regulatory-related risks and reporting the same to the Compliance Committee.
The Compensation Committee assesses the impact risks inherent in the annual and long-term incentive plans could have on the Company.  After review, the Compensation Committee does not believe that the Company's executive compensation practices or programs is likely to have a material adverse effect on the Company.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors and persons who own more than 10% of the Company’s outstanding common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and any other equity securities of the Company. Directors, officers, and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on a review of the Company’s records and written representations by the persons required to file such reports, all filing requirements of Section 16(a) were satisfied with respect to the 2015 fiscal year, except for late Form 3 filings for Brian G. Atwood, Timothy C. Dec, Timothy J.R. Harris, Timothy F. Howe, Evan Jones, Kevin Krenitsky, Laurence R. McCarthy, Misti Ushio, Harris & Harris Group Inc., jVen Capital, LLC, and Versant Ventures III, LLC, which were filed on May 6, 2015.
Code of Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the Corporate Governance section of our website, which is located at www.opgen.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8‑K.
Certain Relationships and Related Person Transactions
Other than compensation arrangements, we describe below the transactions and series of similar transactions, during our last two fiscal years, to which we were a party or will be a party, in which:
•	the amounts involved exceeded or will exceed the lesser of $120,000 or one percent of the average of the Company's total assets at year end for the past two completed fiscal years; and
•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.
Compensation arrangements for our directors and named executive officers are described elsewhere in this Proxy Statement.
Contractual Relationships
In December 2013, we purchased a BioMark HD DNA detection system and related instruments from Fluidigm Corporation for a purchase price of $221,000. In March 2014, we entered into a supply agreement with Fluidigm under which Fluidigm supplies us with its microfluidic test platform for use in manufacturing our Acuitas MDRO Gene Test. In 2015, we entered into a collaboration agreement with Fluidigm that also extended the term of the supply agreement until March 2018. Evan Jones, our Chief Executive Officer and Chairman of the Board, is a director of Fluidigm. The dollar value of the amount involved in the transaction with Fluidigm under the supply agreement during 2014 and 2015, respectively, was $138,339 and $370,539. In addition, we have several capital lease arrangements for laboratory equipment manufactured by Fluidigm. Under the capital lease arrangements, we paid Fluidigm $59,412 and $119,919 related to leased equipment in 2014 and 2015, respectively. We believe that our transactions with Fluidigm were on commercially reasonable terms no less favorable to us than could have been obtained from unaffiliated third parties. The terms of our transactions with Fluidigm have been ratified and approved by the Board, without the participation of Mr. Jones. We intend that any future transactions with Fluidigm will be approved by the Board without the participation of Mr. Jones. Mr. Jones has no direct or indirect financial or pecuniary interest in these ordinary course business transactions between OpGen and Fluidigm.

Sales and Purchases of Securities
In February and April 2014, the Company sold 2,000,000 shares of its Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) to existing investors at a purchase price of $1.00 per share. Investors who participated in the offering included affiliates of Evan Jones, Brian Atwood, Misti Ushio and Timothy Howe, each of whom was at the time a member of the Company's Board.
In July, August and September 2014, the Company issued to investors convertible notes in an aggregate principal amount of $1,500,000 that were convertible into Series A Preferred Stock. The 2014 convertible notes were secured by a lien on substantially all of the assets of the Company. Investors who participated in the offering included affiliates of Evan Jones, Brian Atwood and Misti Ushio, each of whom was, at the time, a member of the Company's Board.
In October 2014, the Board authorized the Company to raise bridge funding up to an aggregate of $2,000,000 pursuant to the issuance and sale of secured demand notes to investors. The demand notes were secured by a lien on substantially all of the assets of the Company. There was no firm commitment on the part of any investor to participate in such bridge funding. The secured demand notes each had a term of up to four months. The Company drew down an aggregate of $1.8 million of such bridge funding between October 2014 and January 2015. Investors who participated in the bridge funding included an affiliate of Evan Jones (subscribed for $1.0 million of the demand notes), affiliates of Brian Atwood (subscribed for $0.2 million of the demand notes) and a then-affiliate of Misti Ushio (subscribed for $0.55 million of the demand notes) each of whom was, at the time, a member of the Company's Board. In connection with the issuance of the secured demand notes, the Company entered into an intercreditor agreement with Harris & Harris Group, Inc., as collateral agent in connection with the 2014 convertible notes and the demand notes, and the secured parties named therein in order to provide for the pro rata allocation of the assets of the Company among the holders of the 2014 convertible notes and the demand notes in the event of the occurrence of a foreclosure on the Company's assets by the collateral agent.
In February and March 2015, the Company issued to existing investors convertible notes in the principal amount of $1.5 million (“2015 convertible notes”). Each 2015 convertible note was convertible, at the election of the holder, into shares of Series A Preferred Stock, at a conversion rate of 1.25 shares of Series A Preferred Stock for each $1.00 of principal or interest converted, if no public offering had occurred at the time of conversion, or shares of common stock, at a conversion rate of one share of common stock for each $1.00 of principal or interest converted, if conversion occurred after our initial public offering is consummated. The 2015 convertible notes were issued pursuant to a Notes Purchase Agreement, dated as of February 11, 2015. The 2015 convertible note holders were also issued an aggregate of 225,011 warrants, exercisable for shares of common stock at 110% of the initial public offering price and that became exercisable upon the consummation of our initial public offering. There was no firm commitment on the part of any investor to participate in the 2015 convertible notes offering. Investors who participated in the offering included affiliates of Evan Jones (approximately $0.62 million, including tendering a $0.3 million demand note issued in January 2015), Brian Atwood (approximately $0.4 million) and Misti Ushio (approximately $0.2 million), each of whom was at the time a member of the Company's Board.

In March 2015, the Company issued a secured demand note in the principal amount of $500,000 to an affiliate of Evan Jones, and in April 2015, the Company issued a secured demand note in the principal amount of $100,000 to Harris & Harris Group, Inc.
Upon consummation of our initial public offering in May 2015, all outstanding shares of our Series A Preferred Stock and all outstanding convertible notes that were convertible into shares of Series A Preferred Stock converted into shares of our common stock.  In addition, the Company’s outstanding demand notes were satisfied by exchanging such notes for units in our initial public offering.
Consulting Arrangements
In addition to serving on our Board, Dr. Larry McCarthy provided consulting services as a member of our Clinical and Scientific Advisory Board from July 2013 to May 2015 (the time of our IPO). Pursuant to a July 2013 consulting agreement between Dr. McCarthy and the Company, Dr. McCarthy advised the Company in the areas of Whole Genome Mapping, DNA sequence analysis and the Company's surveillance and diagnostic products for hospital acquired infections. Dr. McCarthy's term on the Clinical and Scientific Advisory Board was initially for one (1) year, commencing on July 1, 2013, and was renewed annually until terminated in May 2015. In consideration for such consulting services and pursuant to the consulting agreement, we paid Dr. McCarthy an annual fee of $10,000, payable in equal quarterly installments of $2,500 on the last day of each calendar quarter, for his service on the Clinical and Scientific Advisory Board.  For the consulting services, Dr. McCarthy was paid $5,000 during the year ended December 31, 2015, and $10,000 during the fiscal year ended December 31, 2014.  We also compensated Dr. McCarthy for his Board service.  See the disclosure under “Director Compensation” later in this Proxy Statement.
Indemnification Agreements
We have entered into agreements to indemnify our directors and executive officers to the maximum extent allowed under Delaware law. Subject to the provisions of these agreements, these agreements, among other things, provide for indemnification of these individuals for certain expenses (including attorneys' fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of us or that person's status as a member of our Board.
Participation in our Initial Public Offering
jVen Capital, LLC, entities affiliated with Versant Ventures, Harris & Harris Group, Inc., entities affiliated with CHL Medical Partners and entities affiliated with Cross Creek Capital, L.P., each of which were existing stockholders prior to our initial public offering, purchased an aggregate of $4.5 million of units in the initial public offering. In addition, jVen Capital, LLC, affiliates of Versant Ventures, Harris & Harris Group, Inc. and entities affiliated with Cross Creek Capital, L.P., tendered secured demand notes in the aggregate principal amount of $2.1 million as payment for the 350,000 units purchased in the initial public offering.
Mr. Dec, our Chief Financial Officer, Mr. Harris, a director of our Company, and Dr. Krenitsky, our President, purchased units in the initial public offering.  In the initial public offering, Mr. Dec purchased 4,000 units at an aggregate purchase price of $24,000, Mr. Harris purchased 6,400 units at an aggregate purchase price of $38,000, and Dr. Krenitsky purchased 8,334 units at an aggregate purchase price of $50,004.  In addition, the spouse of Mr. Jones, our Chief Executive Officer, purchased 8,333 units at an aggregate purchase price of $49,998 in the initial public offering.

Policies for Approval of Related Person Transactions
We have adopted a written policy that transactions with directors, officers and holders of 5% or more of our voting securities and their affiliates, each, a related person, must be approved by our Audit Committee.
Communications with the Board of Directors
Stockholders who want to communicate with members of the board of directors, including the independent directors, individually or as a group, should address their communications to the Board, the Board members or the Board committee, as the case may be, and send them to c/o Chair of the Audit Committee, OpGen, Inc., 708 Quince Orchard Road, Suite 205, Gaithersburg, MD 20878. The Chair of the Audit Committee will forward all such communications directly to such Board members. Any such communications may be made on an anonymous and confidential basis.
There have been no changes to the procedures by which interested parties may communicate with the Board.
Procedures for Nominating a Director Candidate
The Board considers nominations by stockholders who recommend candidates for election to the Board. The Board evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. A stockholder seeking to recommend a prospective candidate for the Board’s consideration may do so by writing to the Corporate Secretary c/o OpGen, Inc., 708 Quince Orchard Road, Suite 205, Gaithersburg, Maryland 20878. Recommendations submitted for consideration by the Board in preparation for the 2017 Annual Meeting of Stockholders must be received after the close of business on December 30, 2016, which is the 120th day prior to the first anniversary of the date on which this Proxy Statement was first made available to our stockholders in connection with this Annual Meeting, and no later than the close of business on January 29, 2017, which is the 90th day prior to the first anniversary of the date on which this Proxy Statement was first made available to our stockholders in connection with the 2016 Annual Meeting. If we change the date of the 2017 Annual Meeting of Stockholders by more than 30 days from the anniversary of this year’s Annual Meeting, recommendations for director candidates must be received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed and public disclosure was made.
Each notice of recommendation must contain the information required under our Amended and Restated Bylaws, including: (a) for each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to the stockholder giving the notice, (i) the name and address, as they appear on the Company’s books, of such stockholder and (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the nomination is made; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such person and (ii) the class and number of shares of the Company which are beneficially owned by such person.  At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2015, our named executive officers were Evan Jones, our Chief Executive Officer, Kevin Krenitsky, our President, and Timothy Dec, our Chief Financial Officer.
Summary Compensation Table
This table provides disclosure, for fiscal years 2015 and 2014 for the named executive officers, who are (1) any individual serving in the office of Chief Executive Officer during any part of 2015 and (2) the Company’s two most highly compensated officers, other than the Chief Executive Officer, who were serving in such capacity on December 31, 2015.
Named Executive Officer and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)($)	Option Awards (1)($)	Non-Equity Incentive Plan Compensation (2)($)	All Other Compensation ($)		Total ($)
Evan Jones	2015	$190,000	-	-	$843,260	-	-		$1,033,260
Chief Executive Officer	2014	$95,000	-	-	$74,698	-	-		$176,230

Kevin Krenitsky, M.D.	2015	$194,950	-	$85,000	$1,006,087	-	$10,891	(3)	$1,296,928
President

Timothy Dec,	2015	$182,050	-	$42,500	$318,226	-	-		$542,776
Chief Financial Officer

(1)            The “Stock Awards column reflects the grant date fair value for all restricted stock units awarded under the 2015 Plan during 2015.  The “Option Awards” column reflects the grant date fair value for all stock option awards granted under the 2015 Plan or the 20085 Plan during 2015 and 2014, respectively.  These amounts are determined in accordance with FASB Accounting Standards Codification 718 (ASC 718), without regard to any estimate of forfeiture for service vesting.  Assumptions used in the calculation of the amounts in these columns for 2015 and 2014 are included in footnote 8 to the Company’s consolidated audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.
(2)            The Compensation Committee and Board have not yet finally determined and approved the annual incentive bonus awards for the named executive officers for 2015.  The Company will issue a Form 8-K to report such final determinations.
(3)            Represents relocation expenses for which the Company reimbursed Dr. Krenitsky during the year ended December 31, 2015.
Compensation Consultant
As noted above, in July 2015 the Compensation Committee engaged Radford, an Aon Hewitt company, to provide information, consulting services and recommendations to the Compensation Committee in (1) developing a peer group of companies used to conduct its executive compensation assessment and evaluate its compensation philosophy and (2) assessing the Company’s executive compensation program, including cash and equity short term and long term compensation of the named executive officers.  In August 2015, the Compensation Committee approved the following peer group to be used by the Compensation Committee as part of the mix of information for 2016 executive compensation determinations:  Accelerate Diagnostics, Inc., Akers Biosciences, Inc., Atossa Genetics Inc., Biocept, Inc., BG Medicine, Inc., CareDx, Inc. Chembio Diagnostics, Inc., CombiMatrix Corporation, ERBA Diagnostics, Inc., Genmark Diagnostics, Inc., Great Basin Scientific, Inc., HTG Molecular Diagnostics, Inc., Invitae Corporation, Nanosphere, Inc., NanoString Technologies, Inc., Psychemedics Corporation, Roka Bioscience, Inc., Signal Genetics, Inc., T2Biosystems, Inc., TearLab Corporation, Trovagene, Inc., Veracyte, Inc. and Vermillion, Inc.
The Compensation Committee determined that Radford is independent of management and of the Company.  Radford provides, data analysis and recommendations to the Compensation Committee as part of its executive compensation determinations.

Employment Agreements with Named Executive Officers
The Company has entered into employment agreements with, and provides post-employment benefits to, our named executive officers as follows:
Evan Jones - On March 3, 2014, we entered into an amended and restated employment agreement with Evan Jones, our Chief Executive Officer. The agreement provides that Mr. Jones will serve as our Chief Executive Officer at the equivalent of seventy percent of a full-time commitment. His initial base salary of $190,000 reflected that pro rata adjustment. When he assumed the role of Chief Executive Officer, he agreed to receive base compensation for all of his positions through the issuance of restricted stock units, in lieu of cash salary, for the period from October 25, 2013 to June 30, 2014. In addition, Mr. Jones received an award of stock options to acquire three and one-half percent (3.5%) of the fully diluted equity of the Company following the closing of the 2014 Series A Convertible Preferred Stock offering, completed in February, April and May 2014.  Mr. Jones receives annual bonus opportunities based on performance goals determined by our Board.  The current maximum target opportunity is seventy percent of annual base salary.   Under his employment agreement, Mr. Jones waived his rights to participate in any fringe benefit plans offered to the Company's employees, except for participation in the Company's 401(k) plan. Our agreement with Mr. Jones also includes standard confidentiality, general release and other provisions.
Kevin Krenitsky - On April 17, 2015, we entered into an executive employment, change in control and severance benefits agreement with Kevin Krenitsky, our President. Under the agreement, Dr. Krenitsky worked 10% of his professional time between April 17 and May 31, 2015 and joined the Company full time in June 2015. His base salary is $325,000 and annual bonus opportunity, based on performance goals determined by our Board, is currently a target bonus of 40% of annual base salary. In addition, Dr. Krenitsky received an award of stock options to acquire two and one-half percent (2.5%) of the fully diluted equity of the Company. Under the agreement, upon any termination of Dr. Krenitsky's employment without "cause" that constitutes a "separation from service" under Section 409A of the Internal Revenue Code, he will receive severance compensation equal to his base salary at the time of termination for six months. The agreement provides for the acceleration of the vesting, or lapse of forfeiture restrictions on his then-outstanding equity awards in the event of termination of employment in connection with a change in control, if the then-outstanding equity awards are not continued, assumed or substituted and would otherwise terminate and expire upon the change in control. In addition, the agreement provides that, for 12 months following a change in control, if Dr. Krenitsky terminates the agreement for good reason or the Company or a successor terminates the agreement without cause, Dr. Krenitsky will receive severance payments for six months and all outstanding equity awards will vest, or have lapse of forfeiture restrictions, as applicable, as of the effective date of the termination of employment.
Timothy C. Dec - On April 17, 2015, we entered into an employment agreement with Timothy C. Dec, our Chief Financial Officer, with an initial base salary of $260,000 and annual bonus opportunities based on performance goals determined by our Board, with a current target bonus of thirty percent (30%) of annual base salary. In addition, Mr. Dec received an award of stock options to acquire three-quarters of one percent (0.75%) of the fully diluted equity of the Company. The stock options will vest in equal monthly installments for an interim period, expected to last 90 days, and then vest in accordance with the Company's standard vesting practices. The agreement provides for the acceleration of the award if Mr. Dec's employment is terminated in connection with a change in control, if the award is not continued, assumed or substituted and would otherwise terminate and expire upon the change in control. In addition, the agreement provides for acceleration of the award, if the award is continued, assumed or substituted for in connection with a change in control, and, during the six (6) month period after the effective date of the change in control, Mr. Dec's employment with the Company is terminated without cause.

For purposes of the employment and severance agreements, the following terms have the following meanings (where applicable):
•      “cause” means: (i) the executive's commission of a felony; (ii) any act or omission of executive constituting dishonesty, fraud, immoral or disreputable conduct that causes material harm to the Company; (iii) executive's violation of Company policy that causes material harm to the Company; (iv) executive's material breach of any written agreement between the executive and the Company which, if curable, remains uncured after notice; or (v) executive's breach of fiduciary duty.  The termination of executive's employment as a result of the death or disability is not deemed to be a termination without cause.
•      “change in control” means (a) a merger or consolidation in which (i) the Company is a constituent party, or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (taking into account all equity on a fully diluted and converted basis); or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; provided that to the extent necessary for compliance with Section 409A of the Internal Revenue Code, no transaction will be a change in control for these purposes unless such transaction is also a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets as described in Treasury Regulation Section 1.409A-3(i)(5).
•      "good reason" means any of the following, without the executive's consent: (i) material diminution of executive's responsibilities or duties (provided that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself be deemed to be a diminution of executive's responsibilities or duties); (ii) material reduction in the level of executive's base salary (and any such reduction will be ignored in determining executive's base salary for purposes of calculating the amount of severance pay); (iii) relocation of the office at which executive is principally based to a location that is more than fifty (50) miles from the location at which executive performed his or her duties immediately prior to the effective date of a change in control; (iv) failure of a successor in a change in control to assume the agreement; or (v) the Company's material breach of any written agreement between executive and the Company. Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of executive or pursuant to the Family and Medical Leave Act shall not be a good reason for purposes of the agreement. Additionally, before executive may terminate employment for a good reason, executive must notify the Company in writing within thirty (30) days after the initial occurrence of the event, condition or conduct giving rise to good reason, the Company must fail to remedy or cure the alleged good reason within the thirty (30) day period after receipt of such notice if capable of being cured within such thirty-day period, and, if the Company does not cure the good reason (or it is incapable of being cured within such thirty-day period), then executive must terminate employment by no later than thirty (30) days after the expiration of the last day of the cure period (or, if the event condition or conduct is not capable of being cured within such thirty-day period, within thirty (30) days after initial notice to the Company of the violation). Transferring executive's employment to a successor is not itself good reason to terminate employment under the agreement, provided, however, that subparagraphs (i) through (v) above shall continue to apply to executive's employment by the successor. This definition is intended to constitute a "substantial risk of forfeiture" as defined under Treasury Regulation 1.409A-1(d).

Outstanding Equity Awards at Fiscal Year End
The following table shows the outstanding equity awards held by the named executive officers as of December 31, 2015.
OPTION AWARDS						STOCK AWARDS
Name	(1) Number of Securities Underlying Unexercised Options Exercisable	(1) Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested	Market Value of Shares of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested

Evan Jones(2)	89	-	-	79.05	07/23/18	-	-	-	-
	1,847	-	-	110.68	09/21/2020	-	-	-	-
	65,338	108,897	-	0.05	04/24/2024	-	-	-	-
	50,000	150,000	-	0.61	10/23/2024	-	-	-	-
Kevin Krenitsky(3)	-	381,067	-	6.00	5/4/2025	-	-	-	-
	-	100,000	-	1.70	11/10/2025	-	-	-	-
	-	-	-	-	-	50,000	$85,000	-	-
Timothy Dec(4)	2,381	111,939	-	6.00	5/4/2025	-	-	-	-
	-	50,000	-	1.70	11/10/2025	-	-	-	-
	-	-	-	-	-	25,000	$42,500	-	-

(1)	The standard vesting schedule for all stock option grants is vesting over four years with twenty-five percent (25%) vesting on the first anniversary of the date of grant and six and one-quarter percent (6.25%) vesting on the last day of the next whole fiscal quarter over three years.

(2)	The stock option awards made to Mr. Jones have the vesting schedule set forth in footnote (1) and were awarded on July 23, 2008 (89 shares), February 15, 2011 (1,847 shares), April 24, 2014 (174,235 shares) and October 23, 2014 (200,000 shares).

(3)	The stock option awards made to Dr. Krenitsky have the vesting schedule set forth in footnote (1) and were awarded on May 4, 2015 and November 10, 2015.

(4)	Mr. Dec was granted stock option awards on May 4, 2015 and November 10, 2015. One-forty-eighth of Mr. Dec’s stock option awards granted on May 4, 2015 vested on the one month anniversary of the date of grant and thereafter vest over four years with twenty-five percent (25%) vesting on the first yearly anniversary of the date of grant and six and one-quarter percent (6.25%) vesting on the last day of the next whole fiscal quarter over three years. Mr. Dec’s stock option awards granted on November 10, 2015 have the vesting schedule set forth in footnote (1).

Outstanding Awards
The following table shows, as of December 31, 2015, the Company’s equity compensation plans under which the Company’s equity securities are authorized for issuance:
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance

Equity compensation plans approved by security holders	2,235,780	$2.60	233,562

Equity compensation plans not approved by security holders	—	$—	—

Total	2,235,780	$2.60	233,562

(1)            Includes 75,000 outstanding restricted stock units for which there is no exercise price.
(2)            Includes the weighted-average exercise price of stock options only.

Employee Incentive Plans

2008 Plan

Our 2008 Stock Option and Restricted Stock Plan, as amended (the “2008 Plan”), was approved by our Board and stockholders in April 2008; subsequent increases in the number of shares available for awards under the 2008 Plan were approved by our Board and stockholders in January 2009, February 2011, March 2012, December 2012, April 2014 and October 2014.  A total of 1,447,791 shares of our common stock are reserved for issuance under the 2008 Plan.  As of March 31, 2016, 982,503 of these shares were subject to outstanding stock options.
The Compensation Committee of our Board administers the 2008 Plan.  Subject to the terms of the 2008 Plan, the Compensation Committee has the discretionary authority to interpret the 2008 Plan; determine eligibility for and grant awards; determine, modify or waive the terms and conditions of any award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the 2008 Plan.  Awards under the 2008 Plan may be granted to key employees of, and consultants to and advisors to the Company or its affiliates.  Awards may also be made to members of our Board.
The 2008 Plan provides for the grant of stock options and restricted stock awards.  The Compensation Committee determines the time or times at which a stock option will vest or become exercisable and the terms on which such option will remain exercisable.  The Compensation Committee determines the conditions and restrictions and purchase price, if any, for grants or sales or restricted stock to plan participants.  The Compensation Committee may also at any time accelerate the vesting or exercisability of an award.
Under the 2008 Plan, in the event of any dissolution or liquidation of the Company, the sale of all or substantially all of the Company's assets, or the merger or consolidation of the Company where the Company is not the surviving entity or which results in the acquisition of all or substantially all of the Company's then outstanding common stock, the committee may: (a) provide for the assumption or substitution of some or all of the outstanding awards; (b) provide for a cash-out payment; or (c) in the case there is no assumption, substitution or cash-out, provide that all awards not exercised or awards providing for the future delivery of common stock will terminate upon the closing of the transaction.

The Compensation Committee may amend the 2008 Plan or any outstanding award at any time for any purpose permitted by law, and may at any time terminate the 2008 Plan as to any future grants of awards; provided, that otherwise expressly provided in the 2008 Plan, no amendment may impair the rights of a participant without the affected participant's consent unless the committee expressly reserved the right to do so at the time of an award.
Following our 2015 Equity Incentive Plan (the “2015 Plan”), becoming effective, no further grants have been or will be made under our 2008 Plan.
2015 Plan
The 2015 Plan provides for the granting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the “Code”) to employees and the granting of non-qualified stock options to employees, non-employee directors and consultants.  The 2015 Plan also provides for grants of restricted stock, restricted stock units, stock appreciation rights, dividend equivalents and stock payments to employees, non-employee directors and consultants.
Administration.  The Compensation Committee administers the 2015 Plan, including the determination of the recipient of an award, the number of shares or amount of cash subject to each award, whether an option is to be classified as an incentive stock option or non-qualified stock option, and the terms and conditions of each award, including the exercise and purchase prices and the vesting and duration of the award.  Our Board may appoint one or more separate committees of our Board, each consisting of one or more members of our Board, to administer our 2015 Plan with respect to employees who are not subject to Section 16 of the Exchange Act.  Subject to applicable law, our Board may also authorize one or more officers to designate employees, other than employees who are subject to Section 16 of the Exchange Act, to receive awards under our 2015 Plan and/or determine the number of such awards to be received by such employees subject to limits specified by our Board.
Authorized shares.  Under our 2015 Plan, the aggregate number of shares of our common stock authorized for issuance may not exceed (1) 1,355,000 plus (2) the sum of the number of shares subject to outstanding awards under the 2008 Plan as of the 2015 Plan's effective date that are subsequently forfeited or terminated for any reason before being exercised or settled, plus the number of shares subject to vesting restrictions under the 2008 Plan on the 2015 Plan's effective date that are subsequently forfeited.  In addition, the number of shares that have been authorized for issuance under the 2015 Plan will be automatically increased on the first day of each fiscal year beginning on January 1, 2016 and ending on (and including) January 1, 2025, in an amount equal to the lesser of (i) 4% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, and (ii) another lesser amount determined by our Board.  Accordingly, on January 1, 2016, the number of shares authorized for issuance under the 2015 Plan increased by 501,907 shares such that, as of March 31, 2016, an aggregate of 1,960,116 shares are authorized for issuance under the 2015 Plan, with 748,479 shares remaining available for future awards under the 2015 Plan.
Shares subject to awards granted under the 2015 Plan that are forfeited or terminated before being exercised or settled, or are not delivered to the participant because such award is settled in cash, will again become available for issuance under the 2015 Plan.  However, shares that have actually been issued shall not again become available unless forfeited.  No more than 4,000,000 shares may be delivered upon the exercise of incentive stock options granted under the 2015 Plan.

Types of awards
Stock options.  A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future.  Under our 2015 Plan, incentive stock options and non-qualified options must be granted with an exercise price of at least 100% of the fair market value of our common stock on the date of grant.  Incentive stock options granted to any holder of more than 10% of our voting shares must have an exercise price of at least 110% of the fair market value of our common stock on the date of grant.  The stock option agreement specifies the date when all or any installment of the option is to become exercisable.  Payment of the exercise price may be made in cash or, if provided for in the stock option agreement evidencing the award, (1) by surrendering, or attesting to the ownership of, shares which have already been owned by the optionee, (2) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to us in payment of the aggregate exercise price, (3) by a "net exercise" arrangement, or (4) by any other form that is consistent with applicable laws, regulations and rules.
Restricted stock.    Restricted stock is a share award that may be subject to vesting conditioned upon continued service, the achievement of performance objectives or the satisfaction of any other condition as specified in a restricted stock agreement. Participants who are granted restricted stock awards generally have all of the rights of a stockholder with respect to such stock, other than the right to transfer such stock prior to vesting.
Restricted stock units.  Restricted stock units give recipients the right to acquire a specified number of shares of stock at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by our Compensation Committee and as set forth in a restricted stock unit agreement.  Unlike restricted stock, the stock underlying restricted stock units will not be issued until the restricted stock units have vested and are settled, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled.
Dividend equivalents.  At our Compensation Committee's discretion, performance-based restricted stock or restricted stock unit awards may provide for the right to dividend equivalents. Subject to the terms of the 2015 Plan, our Compensation Committee will determine the terms and conditions of any stock unit award, which will be set forth in a stock unit agreement to be entered into between us and each recipient.
Stock appreciation rights.  Stock appreciation rights typically will provide for payments to the recipient based upon increases in the price of our common stock over the exercise price of the stock appreciation right.  The exercise price of a stock appreciation right will be determined by our Compensation Committee, which shall not be less than the fair market value of our common stock on the date of grant.  Our Compensation Committee may elect to pay stock appreciation rights in cash or in common stock or in a combination of cash and common stock.
Performance-based awards.  Awards under our 2015 Plan may be made subject to the attainment of performance goals.

Other plan features
No Transfer.  Unless the agreement evidencing an award expressly provides otherwise, no award granted under the 2015 Plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), other than by will or the laws of descent and distribution, provided, however, that an incentive stock option may be transferred or assigned only to the extent consistent with Section 422 of the Code.
Adjustments.  In the event of a recapitalization, stock split or similar capital transaction, our Compensation Committee will make appropriate and equitable adjustments to the number of shares reserved for issuance under the 2015 Plan, the limitations regarding the total number of shares underlying awards given to an individual participant in any calendar year, the number of shares that can be issued as incentive stock options, the number of shares subject to outstanding awards and the exercise price under each outstanding option or stock appreciation right.
Change in Control.  If we are involved in a merger or other reorganization, outstanding awards will be subject to the agreement of merger or reorganization.  Such agreement will provide for (1) the continuation of the outstanding awards by us if we are the surviving corporation, (2) the assumption or substitution of the outstanding awards by the surviving corporation or its parent or subsidiary, (3) immediate vesting, exercisability and settlement of the outstanding awards followed by their cancellation, or (4) settlement of the intrinsic value of the outstanding awards (whether or not vested or exercisable) in cash, cash equivalents, or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award or the underlying shares) followed by cancellation of such awards.
Termination or Amendment.  Our Board may amend or terminate the 2015 Plan at any time, subject to stockholder approval where required by applicable law.  Any amendment or termination may not materially impair the rights of holders of outstanding awards without their consent.  No incentive stock option may be granted after the tenth anniversary of the date the 2015 Plan was adopted by our Board.
Effective Date.  The 2015 Plan was initially adopted by our Board and subsequently approved by our stockholders in April 2015.  The 2015 Plan became effective on May 4, 2015.  Awards may be granted under the 2015 Plan until April 1, 2025.
Director Compensation
Since May 2015, each non-employee director receives an annual cash retainer of $25,000, payable quarterly, plus additional annual cash compensation for committee chairs ($15,000 for Audit Committee, $10,000 for Compensation Committee and $7,500 for Compliance Committee) and for committee members ($7,000 for Audit Committee, $5,000 for Compensation Committee and $3,500 for Compliance Committee). In addition, each new director receives an initial stock option grant to purchase 30,000 shares of common stock and each non-employee director receives an annual stock option grants to purchase 12,500 shares of common stock. All such awards are made under the 2015 Plan. The annual stock option awards may be pro-rated in the first year of service depending on when the non-employee director joins the Board.

Evan Jones, Chairman of the Board and CEO, does not receive additional compensation for service on our Board.  See "Summary Compensation Table" for his 2015 compensation.  Compensation for the non-employee directors for the year ended December 31, 2015 was:
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Brian G. Atwood (2)	$26,374	-	-	$26,374
Timothy J.R. Harris	$37,734	$83,291	-	$121,025
Timothy F. Howe (2)	$24,396	-	-	$24,396
Laurence R. McCarthy (3)	$28,662	$135,995	-	$164,657
David M. Rubin (4)	-	-	-	-
Misti Ushio (2)	$25,492	-	-	$25,492

(1)	The “Stock Awards column reflects the grant date fair value for all restricted stock units awarded under the 2015 Plan during 2015. The “Option Awards” column reflects the grant date fair value for all stock option awards granted under the 2015 Plan or the 2008 Plan during 2015 and 2014, respectively. These amounts are determined in accordance with FASB Accounting Standards Codification 718 (ASC 718), without regard to any estimate of forfeiture for service vesting. Assumptions used in the calculation of the amounts in these columns for 2015 and 2014 are included in footnote 8 to the Company’s consolidated audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.
(2)	The venture capital or equity funds with which this director was affiliated during 2015 has policies in place to prohibit the receipt of equity awards by the individual.
(3)	During 2015, in addition to serving on our Board, Dr. McCarthy served on our Clinical and Scientific Advisory Board under his consulting agreement. Pursuant to his consulting agreement, he received compensation of $5,000 for service on our Clinical and Scientific Advisory Board during 2015. For Board service he was paid $25,000 annually and was granted stock options sufficient to maintain his ownership of our capital stock at 0.33% on a fully diluted basis until our IPO in May 2015. As of the date of the IPO, his Board service compensation is as described above. As of the date of this Proxy Statement, Dr. McCarthy holds stock options to acquire an aggregate of 31,610 shares of our common stock.
(4)	As managing director of Merck GHI, Dr. Rubin is precluded from receiving compensation for serving as a director of OpGen, Inc.

PROPOSALS TO BE ACTED UPON AT THE ANNUAL MEETING
PROPOSAL ONE – ELECTION OF DIRECTORS
Nominees for election of directors
The Board is nominating seven of the current directors, Evan Jones, Brian G. Atwood, Harry J. D’Andrea, Timothy J.R. Harris, Ph.D., D.Sc., Laurence R. McCarthy, Ph.D., David M. Rubin, Ph.D. and Misti Ushio Ph.D. for re‑election to the Board.  Timothy Howe is not re-nominated for election at the Annual Meeting, and his Board service will end at the Annual Meeting.  Each director nominee, if elected, will serve for a one year term, until his or her successor is elected and qualified, or until their earlier death, resignation or removal.  Each nominated director and director nominee has consented to being named as a nominee in this Proxy Statement and to serving as a director if elected.  Neither management nor the Board is aware of any reason that would cause any nominee to be unavailable to serve as a director.  Discretionary authority may be exercised by the proxy holders named in the enclosed proxy to vote for a substitute nominee proposed by the Board if any nominee becomes unavailable for election.  Please see pages 7 through 10 of this Proxy Statement under the heading “Management-Board of Directors” for information regarding the seven nominees for election as a director.
The persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the seven nominees for director named below.  If, at the time of the Annual Meeting, any of these nominees shall become unavailable for any reason, which event is not expected to occur, the persons entitled to vote the proxy will vote for such substitute nominee or nominees, if any, as they determine in their sole discretion.
Vote required and recommendation
The Board recommends a vote “For” the election of Evan Jones, Brian G. Atwood, Harry J. D’Andrea, Timothy J.R. Harris, Ph.D., D.Sc., Laurence R. McCarthy, Ph.D., David M. Rubin, M.D. and Misti Ushio, Ph.D. to the Board.  Directors are elected by a plurality of votes cast.  Unless otherwise specified, the enclosed proxy will be voted “For” the election of the Board’s slate of nominees.

PROPOSAL TWO – APPROVAL OF STOCK OPTION AWARD TO CHIEF EXECUTIVE OFFICER
Evan Jones has served as our Chief Executive Officer since October 2013, and as the Chairman of our Board since September 2010.  When Mr. Jones assumed the role of CEO in October 2013, the Company’s operational cash needs were acute, and Mr. Jones agreed to base compensation of $190,000 per year (70% of the then-current CEO salary) and accepted the issuance of restricted stock units as payment of his base compensation for all of his positions for the period from October 25, 2013 to June 30, 2014.   Since that time he has received stock option awards from time to time, but continues to accept reduced annual base salary although he is working for the Company full-time.
jVen Capital, LLC, a significant investor in the Company since 2009, is managed by Mr. Jones.  In addition, Mr. Jones has stock options to acquire an aggregate of 374,235 shares of common stock that are currently vesting and in the money.  The stock options represent ownership of less than 2% of the Company’s common stock on a fully diluted basis.  The Compensation Committee and the Board of Directors believed it was appropriate to compensate Mr. Jones for his current and future services to the Company in the role of CEO and has developed a compensatory plan pursuant to which it made a retentive incentive award of stock options to acquire 766,500 shares of common stock to Mr. Jones, which represents approximately 6% of outstanding shares of common stock as of the record date.  The stock option grant is a non-qualified stock option, has an exercise price of $1.35, which is the fair market value on the date of grant, a ten year term and a vesting schedule of 25% vesting of the  award on the first annual anniversary of the date of grant and then 6.25% vesting each quarter thereafter over three additional years.  The plan under which the award was made incorporates by reference the provisions of the 2015 Plan applicable to stock option awards.  Mr. Jones is the only participant to receive an award under this plan.
The Compensation Committee and the Board believe that the stock option award represents fair and reasonable compensation to Mr. Jones for the services he provides in his role of CEO, allows the Company to continue to preserve cash as much as possible for operational requirements, and provides an additional retention incentive to Mr. Jones.  There is no anti-dilution protection in the award terms, if any of the existing stock options and warrants to acquire shares of common stock are exercised, or if the Company issues additional shares in the future, Mr. Jones’ overall percentage ownership will be reduced proportionately.  The Compensation Committee and the Board would like to preserve the approximately 748,500 shares available for future awards under the 2015 Plan to be used for retentive and equity awards for other officers and employees of the Company and for compensatory awards to consultants and non‑employee directors.  Therefore, the Board, on the Compensation Committee’s recommendation, made the stock option award to Mr. Jones outside of the 2015 Plan, contingent on receipt of stockholder approval.  Therefore, the entire award is subject to termination if the stockholders of the Company do not approve the stock option award at the Annual Meeting.  No vesting under the award will start prior to the date of the Annual Meeting, and if stockholders do not approve the stock option award, it will be terminated in full.
Vote required and recommendation
The approval of a stock option award to Mr. Jones to acquire 766,500 shares of common stock outside of the Company’s 2015 Plan requires the affirmative vote of a majority of the votes cast by the holders of common stock entitled to vote.
The Board recommends that stockholders vote “For” the approval of the stock option award to Mr. Jones to acquire 766,500 shares of common stock outside of the Company’s 2015 Plan. Unless otherwise specified, the enclosed proxy will be voted “For” the approval of the stock option award.

PROPOSAL THREE - RATIFICATION OF INDEPENDENT ACCOUNTING FIRM
Independent Registered Public Accounting Firm
On April 29, 2016, the Board unanimously approved the Audit Committee’s recommendation to appoint CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, and directed that the selection of CohnReznick LLP be submitted to the stockholders for ratification at the Annual Meeting.  Although the Company is not required to submit the selection of independent registered public accountants for stockholder approval, if the stockholders do not ratify this selection, the Board may reconsider its selection of CohnReznick LLP.  The Board considers CohnReznick LLP to be well qualified to serve as the independent auditors for the Company; however, even if the selection is ratified, the Board may direct the appointment of a different independent registered public accounting firm at any time during the current or subsequent fiscal year if the Audit Committee and Board determine that the change would be in the Company’s best interests.
Representatives of CohnReznick LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions and, if they desire, to make a statement.
Audit Fees
CohnReznick LLP has served as the independent registered public accounting firm of the Company since 2013.  The following table presents the aggregate fees billed to the Company by CohnReznick LLP for its audits of the Company’s consolidated annual financial statements and other services for the years ended December 31, 2015 and 2014.
	2015	2014

Audit Fees (1)	$236,844	$60,302
Audit Related Fees (2)	471,611	-
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$708,455	$60,302

(1)            Audit Fees consist of fees billed for professional services performed by CohnReznick LLP for the audit of our consolidated annual financial statements for the years ended December 31, 2015 and 2014, the review of our quarterly financial statements on Form 10-Q and related services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)            Audit Related Fees consist of fees billed by CohnReznick LLP in connection with our initial public offering, the filing of a Registration Statement on Form S-8 with respect to our equity plans, and our acquisition of AdvanDx, Inc.
Policy on Audit Committee Pre-Approval
Our Audit Committee has a policy in place that requires its review and pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm.  The services requiring pre-approval by the audit committee may include audit services, audit-related services, tax services and other services.  All such audit and permissible non-audit services were pre-approved in accordance with this policy during the fiscal year ended December 31, 2015.  The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our independent registered public accounting firm.  The responsibility to pre-approve audit and non-audit services may be delegated by the Audit Committee to one or more members of the Audit Committee; provided that any decisions made by such member or members must be presented to the full Audit Committee at its next scheduled meeting.
Vote required and recommendation
The ratification of the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 requires the affirmative vote of a majority of the votes cast by the holders of common stock entitled to vote.
The Board recommends that stockholders vote “For” the ratification of CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.  Unless otherwise specified, the enclosed proxy will be voted “For” the ratification of CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

ANNUAL REPORT TO STOCKHOLDERS
Included with this Proxy Statement is the Company’s 2015 Annual Report.
OTHER MATTERS
Management and the Board of the Company know of no matters to be brought before the Annual Meeting other than as set forth herein.  However, if any such other matters properly are presented to the stockholders for action at the Annual Meeting and any adjournments or postponements thereof, it is the intention of the proxy named in the enclosed proxy card to vote in his discretion on all matters on which the shares represented by such proxy are entitled to vote.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
Only one Proxy Statement and Annual Report are being delivered to stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders.  Upon the written or oral request of a stockholder, we will deliver promptly a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy was delivered.  Stockholders desiring to receive a separate copy now or in the future may contact us at our corporate offices located at 708 Quince Orchard Road, Suite 205, Gaithersburg, MD 20878, or by telephone:  (240) 813-1260.
Stockholders who share an address but are receiving multiple copies of the Proxy Statement and Annual Report may contact us through our corporate offices at 708 Quince Orchard Road, Suite 205, Gaithersburg, MD 20878, or by telephone: (240) 813-1260 to request that a single copy be delivered.
STOCKHOLDER PROPOSALS
We expect to hold our next annual meeting of stockholders in June 2017.  Proposals from stockholders intended to be presented at the next annual meeting of stockholders should be addressed to OpGen, Inc., Attention:  Corporate Secretary, 708 Quince Orchard Road, Suite 205, Gaithersburg, MD 20878.  We must receive the proposals by no earlier than 120 days and no later than 90 days prior to the first anniversary of the date on which this Proxy Statement was first made available to our stockholders in connection with this Annual Meeting.  Upon receipt of any such proposal, we shall determine whether or not to include any such proposal in the proxy statement and proxy for next year’s annual meeting in accordance with applicable law.  It is suggested that stockholders forward such proposals by Certified Mail—Return Receipt Requested.  After January 29, 2017, which is 90 days prior to the first anniversary of the date on which this Proxy Statement was first made available to our stockholders, any stockholder proposal submitted outside the process of Rule 14a-8 will be considered to be untimely.  Any nominations for director positions will be accepted in accordance with the procedures described in this Proxy Statement under the heading “Procedures for Nominating a Director Candidate.”
BY ORDER OF THE BOARD OF DIRECTORS
OF OPGEN, INC.

Evan Jones, Chairman of the Board of Directors

PROXY

OPGEN, INC.
708 Quince Orchard Road, Suite 205
 Gaithersburg, MD 20878
ANNUAL MEETING OF STOCKHOLDERS – JUNE 22, 2016
 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of OpGen, Inc. hereby constitutes and appoints Evan Jones, Timothy C. Dec and Kevin Krenitsky as attorneys and proxies to appear, attend and vote all of the shares of common stock and/or standing in the name of the undersigned at the Annual Meeting of Stockholders to be held at the offices of Ballard Spahr LLP located at 1909 K Street, NW, Washington, DC 20006 on June 22, 2016, beginning at 11:00 am, local time, and at any adjournment or adjournments thereof, upon the following:
Proposal One:  To elect the following seven persons as directors to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified:
Evan Jones	For / /	Withhold Authority to Vote / /
Brian G. Atwood	For / /	Withhold Authority to Vote / /
Harry J. D’Andrea	For / /	Withhold Authority to Vote / /
Timothy J.R. Harris, Ph.D., D.Sc.	For / /	Withhold Authority to Vote / /
Laurence R. McCarthy, Ph.D.	For / /	Withhold Authority to Vote / /
David M. Rubin, Ph.D.	For / /	Withhold Authority to Vote / /
Misti Ushio, Ph.D.	For / /	Withhold Authority to Vote / /

Proposal Two:  Approval of compensatory plan under which a stock option grant is made outside of the stockholder-approved plans of the Company to Evan Jones, the Chairman of the Board and CEO to acquire 766,500 shares of common stock.
For / /	Against / /	Abstain / /

Proposal Three:  Ratification of the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.
For / /	Against / /	Abstain / /

The undersigned hereby revokes any proxies as to said shares heretofore given by the undersigned and ratifies and confirms all that said proxy lawfully may do by virtue hereof.
THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED HEREON WITH RESPECT TO THE ABOVE PROPOSALS, BUT IF NO SPECIFICATION IS MADE THEY WILL BE VOTED FOR THE PROPOSALS LISTED ABOVE.   THE ABOVE-NAMED ATTORNEYS AND PROXIES SHALL HAVE THE DISCRETION TO VOTE YOUR SHARES AS TO ANY ADDITIONAL MATTER PROPERLY PRESENTED AT THE ANNUAL MEETING.

Please mark, date and sign exactly as your name appears hereon, including designation as executor, trustee, etc., if applicable, and return the proxy in the enclosed postage-paid envelope as promptly as possible.  It is important to return this proxy properly signed in order to exercise your right to vote if you do not attend the meeting and vote in person.  A corporation must sign in its name by the president or other authorized officer.  All co-owners and each joint owner must sign.
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Please check if you intend to be present at the meeting: ____